Exhibit 8.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) dated as of the Effective Date (as defined below) by and among Fig Publishing Inc., a Delaware corporation (the “Issuer”), having an address found in Section 3.3; and BankProv (the “Escrow Agent”), with its principal corporate office at 5 Market Street, Amesbury, MA 01913. The Issuer and the Escrow Agent are together referred to as “Parties” and individually, each a “Party.”

W I T N E S S E T H:

WHEREAS, the Issuer is offering securities (the “Offering”) to those persons pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) , the minimum offering amount of which is $0 (the “Minimum Offering Amount”, as amended) the maximum offering amount of which is $15,000,000 (the “Maximum Offering Amount”, as amended) provided in the event the Minimum Offering Amount is “$0” then there shall be no such Minimum Offering Amount;

WHEREAS, the Escrow Agent is a “bank” as defined by the Exchange Act of 1934, as amended (the “Exchange Act”) that has agreed in writing to (i) hold the funds for the benefit of, and to promptly transmit or return the funds to, the persons entitled thereto in accordance with the requirements of the Securities Act and the Exchange Act if the Offering is conducted pursuant to Regulation CF or (ii) hold all such funds in escrow for the persons who have the beneficial interests therein and to transmit or return such funds directly to the persons entitled thereto when the appropriate event or contingency has occurred if the Offering is conducted pursuant to Regulations A+, D or S;

WHEREAS, the Issuer desires to establish an escrow account with the Escrow Agent, into which the Issuer shall instruct the Subscribers (as defined below) to direct Consideration for the Offering to the Escrow Account and the Escrow Agent is willing to accept said payments in accordance with the terms hereinafter set forth;

WHEREAS, through the Issuer’s platform (the “Issuer Platform”) prospective investors (each an “Subscriber” and collectively the “Subscribers”) will have the opportunity to consider subscribing to the Offering and in doing so, will pursuant to the directions provide on the Issuer Platform, direct their Consideration (as defined below) to an account maintained by the Escrow Agent for the benefit of the offering (the “Escrow Account”);

WHEREAS, the terms and conditions of the Offering will be determined by the Offering’s materials, whether it be a Form C, Form 1-A, PPM or the like, as amended (the “Offering Documents”) which shall control each Subscriber’s right to recall the Consideration sent to the Escrow Account as well as whether or not the Issuer is entitled to the proceeds in the Escrow Account;

WHEREAS, the Issuer represents and warrants to the Escrow Agent that it has not stated to any individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement; and

WHEREAS, THE ISSUER UNDERSTANDS THAT THE ESCROW AGENT, BY ACCEPTING THE APPOINMTMENT AND DESIGNATION AS ESCROW AGENT HEREUNDER, IN NO WAY ENDORSES THE MERITS OF THE OFFERING OF THE SECURITIES. THE ISSUER AGREES TO NOTIFY ANY PERSON ACTING ON ITS BEHALF THAT THE ESCROW AGENT’S POSITION AS ESCROW AGENT DOES NOT CONSTITUTE SUCH AN ENDORSEMENT, AND TO PROHIBIT SAID PERSONS FROM THE USE OF THE ESCROW AGENT’S NAME AS AN ENDORSER OF SUCH OFFERING. The Issuer further agrees to include with any Offering Documents, in which the Escrow Agent’s name appears and which is used in connection with such offering, a statement to the effect that the Escrow Agent in no way endorses the merits of the offering;

NOW, THEREFORE, IT IS AGREED as follows:

Article 1

ESCROW DEPOSIT

Section 1.1 Establishment of Escrow Account; Delivery of Escrow Funds.

(a) Beginning at the commencement of the Offering, Escrow Agent shall maintain funds or other forms of consideration in the name of the Escrow Agent, in a segregated bank account, or equivalent account if funds are not fiat, established for the benefit of the persons entitled thereto, whether Subscribers or the Issuer, and (ii) promptly transmit or return the funds to the persons entitled to such funds in accordance with the terms of this Agreement and the Offering Documents;

(b) the Issuer shall instruct the Subscribers to direct Consideration to Escrow Agent via the Issuer’s Platform. The Escrow Agent shall deliver applicable instructions, which shall be updated from time to time to, for delivering Consideration to the Escrow Account.

(c) The collected Consideration deposited into the Escrow Account for the Offering are referred to as the “Escrow Funds.” “Consideration” means good and valuable consideration, as accepted by the Escrow Agent.

(d) The Escrow Agent shall have no duty nor responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any payment deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the payment to the Subscriber and advise the Issuer promptly thereof.

Section 1.2 Escrow Period and Release of Escrow Funds.

(a)	Issuer shall notify Escrow Agent with the date of the commencement of the Offering (the “Effective Date”). The Escrow Period shall begin on the Effective Date and shall terminate in whole or in part upon the earlier to occur of the following (“Escrow Period”):

(i)	The date upon which the subscription amounts for the Maximum Amount of the Offering have been deposited and cleared in the Escrow Account and the Issuer has instructed the closing on those funds provided the Issuer may instruct the Escrow Agent to increase the Maximum Amount of the Offering at any time; or

(ii)	[END DATE] unless the Offering Period is amended (whether by an extension or a reduction of such Offering Period) by instruction from the Issuer to the Escrow Agent; or

(iii)	The date upon which a determination is made by Issuer to terminate the Offering prior to closing as further discuss in Section 1.2(c); or

(iv)	Escrow Agent’s exercise of the termination rights specified in this Agreement.

(b)	During the Escrow Period, the Parties agree that (i) Escrow Account and funds therein will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until Issuer has closed upon the funds in the method and manner described in the Issuer’s Offering Documents. In the event Issuer wishes to retain certain funds, due to such Issuer, in the Escrow Account in order to maintain compliance with the terms of the Securities issued in the Offering, Issuer and Escrow Agent shall enter into the Post-Offering Escrow Trust Agreement.

(c)	The Escrow Funds with respect to each Offering shall be disbursed by the Escrow Agent in accordance with the following:

(i)	In the event that the Issuer advises the Escrow Agent in writing that an Offering has been terminated (the “Termination Notice”), the Escrow Agent shall promptly return the funds paid by each Subscriber to such Subscriber without interest or offset.

(j)	Once a minimum Offering-amount is met, if any, the Issuer shall provide the Escrow Agent with written instructions regarding the disbursement of the Escrow Funds in connection with such Offering (the “Disbursement Instructions”).

(d) The Escrow Agent shall not be required to pay any uncollected funds or any funds that are not available for withdrawal.

(e) In the event that Escrow Agent makes any payment to any other party pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another party, or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient party shall repay to the Escrow Agent upon written request, the amount so paid to it, and any lost cost or expense incurred by the Escrow Agent in connection with such transaction shall be deemed a loss subject to indemnification under Section 2.2 hereof.

(f) The Escrow Agent shall, in its sole discretion, comply with judgments or orders issued or processes entered by any court with respect to the Escrow Amount, including without limitation any attachment, levy or garnishment, without any obligation to determine such court's jurisdiction in the matter, contest such matter and in accordance with its normal business practices. If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any of the Parties or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(g) All Subscribers will be directed by the Issuer to transmit their data via the Issuer’s Platform. Escrow Agent shall process all Escrow Amounts for collection through the banking system, shall hold such funds, and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid.. No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account.

(h) Funds Hold — clearing, settlement and risk management policy: All Parties agree that funds are considered “cleared” as follows:

* Wires — 24 hours after receipt of funds

* Checks — 10 days after deposit

* ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection, in making an effort to provide flexibility to Issuer, Escrow Agent will agree to post funds as cleared starting 10 calendar days after receipt. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Escrow Agent any funds recalled pursuant to Federal regulations.

* Funds held in Escrow Agent’s custodial account — 24 hours after receipt of instructions to pull such funds provided such funds have cleared Escrow Agent’s system, otherwise variable.

* Other forms of consideration as mutually agreed to by the Parties — at the discretion of Escrow Agent, but not to exceed 10 days after deposit.

Notwithstanding the foregoing, cleared funds remain subject to reasonable internal compliance review in accordance with internal procedures and applicable rules and regulations. Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent in its sole and absolute discretion deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices.

Section 1.3 Direction and Other Instruction.

(a) Any notice, direction or other instruction required or permitted to be delivered by a Party to Escrow Agent under this Agreement (each, a “Direction”) shall be in writing, executed by an Authorized Representative of a Party and delivered to Escrow Agent. Escrow Agent is authorized to follow and rely upon any and all Directions given to it from time to time if the Escrow Agent believes, in good faith, that such Directions are genuine and have been signed by an Authorized Representative of one or more of the Parties. Escrow Agent shall have no duty or obligation to verify that the person who sent such instruction is, in fact, a person duly authorized to give instructions on behalf of a Party. Each Party acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Directions to Escrow Agent, and that there may be more secure methods of transmitting instructions other than the method selected by such Party. Escrow Agent shall have no responsibility or liability for any loss which may result from (i) any action taken or not taken by Escrow Agent in good faith reliance on any such signatures or Directions, (ii) a Party’s reliance upon or use of any particular method of delivering Directions to Escrow Agent, including the risk of interception of such Directions and misuse by third parties, or (iii) any Authorized Representative of a Party.

Section 1.4 Delivery and Authentication of Direction.

(a) Each Party and Escrow Agent hereby agree that the following security procedures will be used to verify the authenticity of a Direction (including for purposes of this provision a Termination Notice or Disbursement Instructions) delivered by any Party to Escrow Agent under this Agreement:

(i)	The Direction must either be conveyed electronically or in writing which includes the name and signature of the person(s) required to execute the Direction. Escrow Agent will check that the name and signature of the person identified on the Direction appears to be the same as the name and signature of an Authorized Representative of such Party;

(ii)	If the Direction was not conveyed via the Issuer’s Platform (i), Escrow Agent will make a telephone call to an Authorized Representative of the Party purporting to deliver the Direction (which Authorized Representative may be the same as the Authorized Representative who delivered the Direction) at any telephone number for such Authorized Representative. If the Direction is a joint written notice of the Parties, the Escrow Agent shall call back an Authorized Representative of both of those Parties; and

(iii)	If the Direction is sent by email to Escrow Agent, Escrow Agent also shall review such email address to verify that it appears to have been sent from an email address for an Authorized Representative of one of the Parties, as applicable, or from an email address for a person duly authorized to email a Direction to Escrow Agent on behalf of the Authorized Representative.

(b) Each Party acknowledges and agrees that given its particular circumstances, including the nature of its business, the size, type and frequency of its instructions, transactions and files, internal procedures and systems, the alternative security procedures offered by Escrow Agent and the security procedures in general use by other customers and banks similarly situated, the security procedures set forth in this Section 2.3 are a commercially reasonable method of verifying the authenticity of Directions.

(c) Escrow Agent is authorized to execute, and each Party expressly agrees to be bound by any payment order in a Direction issued in its name (and associated funds transfer) (i) that is accepted by Escrow Agent in accordance with the security procedures set forth in this Section 2.3, whether or not authorized by such Party and/or (ii) that is authorized by or on behalf of such Party or for which such Party is otherwise bound under the law of agency, whether or not the security procedures set forth in this Section 1.4 were followed, and to debit the Escrow Account for the amount of the payment order. Notwithstanding anything else, Escrow Agent shall be deemed to have acted in good faith and without negligence, gross negligence or misconduct if Escrow Agent is authorized to execute the payment order under this Section 1.4. Any action taken by Escrow Agent pursuant to this paragraph prior to Escrow Agent’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment of a Direction shall not be affected by such notice.

(d) The security procedures set forth in this Section 1.4 are intended to verify the authenticity of payment orders provided to Escrow Agent and are not designed to, and do not, detect errors in the transmission or content of any payment order. Escrow Agent is not responsible for detecting an error in the payment order, regardless of whether any of the Parties believes the error was apparent, and Escrow Agent is not liable for any damages arising from any failure to detect an error.

(e) When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), Escrow Agent, and any other banks participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Each Party agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by Escrow Agent hereunder.

(f) Escrow Agent shall not be obliged to take any action requested in a Direction, including the making of any payment requested in such Direction, if it is unable to validate the authenticity of the Direction by the security procedures set forth in this Section 1.4. Escrow Agent’s inability to confirm a Direction may result in a delay or failure to act on that Directions. Notwithstanding anything else in this Agreement, Escrow Agent shall not be required to treat a Direction as having been received until Escrow Agent has authenticated it pursuant to the security procedures in this Section 1.4 and shall not be liable or responsible for any losses arising in relation to such delay or failure to act.

ARTICLE 2

PROVISIONS CONCERNING THE ESCROW AGENT

Section 2.1 Acceptance by Escrow Agent. The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a) The Escrow Agent may act in reliance upon any signature reasonably believed by it to be genuine or any direction it receives from the Issuer and may assume that any person who has been designated by Issuer or the Issuer to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The Escrow Agent shall be entitled to rely upon any order, judgment, opinion, or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof.

(b) The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(c) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction, in which case the Escrow Agent shall have no other obligations hereunder.

(d) The Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Escrow Agent’s obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the non-interest bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Escrow Agent have been collected and are available for withdrawal. The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(e) The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement by the Issuer beyond the specific terms hereof. Without limiting the foregoing, the Escrow Agent shall dispose of the Escrow Funds in accordance with the express provisions of this Agreement, and has not reviewed and shall not make, be required to make or be liable in any manner for its failure to make, any determination under the Transaction Documents, or any other agreement, including, without limitation, any determination of whether (i) the Issuer has complied with the terms of the Transaction Documents, (ii) an investment in the Shares is suitable for the proposed Subscribers, or (iii) the Transaction Documents complies with applicable securities laws.

(f) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent is acting under this Agreement as a stakeholder only and shall be considered an independent contractor with respect to each Party. No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any trust, joint venture, partnership, or debtor/creditor relationship between or among the Escrow Agent and any of the Parties.

(f) In no event shall the Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Escrow Agent has been advised of the likelihood of such loss or damage.

Section 2.2. Indemnification. Issuer agrees to indemnify and hold the Escrow Agent and its employees, officers, directors, shareholders and agents harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Escrow Agent arising out of or related, directly or indirectly, to this Escrow Agreement unless caused by the Escrow Agent’s gross negligence or willful misconduct. The Issuer agrees to pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent with respect to any amounts that it is obligated to pay in the way of such taxes. The terms of this paragraph shall survive termination of this Agreement.

Section 2.3. Limitation of Liability. the escrow agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

Section 2.4. Resignation and Termination of the Escrow Agent. The Escrow Agent may resign at any time by giving 30 days’ prior written notice of such resignation to the Issuer. Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrow Funds that it receives until the Escrow Funds have been transferred to another qualified party. In such event, the Escrow Agent shall not take any action, other than receiving and depositing the Subscriber’s payments in accordance with this Agreement, until the Issuer has designated a banking corporation, trust Issuer, attorney or other person as successor. Upon receipt of such written designation signed by the Issuer, the Escrow Agent shall promptly deliver the Escrow Funds to such successor and shall thereafter have no further obligations hereunder. Upon deposit of the Escrow Funds to a third party pursuant to this Section 2.4, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds.

Section 2.5 Termination and Expiration. The Issuer may terminate the appointment of the Escrow Agent hereunder in a jointly executed Direction specifying the date upon which such termination shall take effect, which date shall be at least 30 days from the date of such Direction. In the event of such termination, the Issuer shall, within 30 days of such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of Directions signed by the Issuer, turn over to such successor escrow agent all of the Escrow Funds; provided, however, that if the Issuer fails to appoint a successor escrow agent within such 30-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the successor escrow agent shall become the escrow agent hereunder and shall be bound by all of the provisions hereof and the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and under this Agreement.

Section 2.6 Compensation. Escrow Agent shall be entitled, for the duties to be performed by it hereunder, to compensation pursuant to a separate agreement between the Issuer and the Escrow Agent and certain other parties. In addition, the Issuer shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorney’s fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Escrow Agent shall advise the Issuer and the Issuer shall direct all such amounts to be paid directly at any such closing. The terms of this paragraph shall survive termination of this Agreement.

Section 2.7. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 2.8. Attachment of Escrow Amount; Compliance with Legal Orders. In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any Party or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 2.9 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) issues related to items not under the Escrow Agent’s exclusive control, or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 2.10 Compliance with Legal Orders. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 2.11 Subscriber Customer Identification Program. The Parties agree to rely on the Issuer Platform’s customer identification program (“CIP”) provided Escrow Agent may reasonably request additional verification of any Subscriber’s identity beyond the CIP.

Section 2.12 Representations. Each Party represents to the other Parties:

(a) It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(c) The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a Party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a Party or any of its property is subject.

(d) No Party other than the Parties hereto has, or shall have, any lien, claim or security interest in the funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the funds or any part thereof.

(e) It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

(f) All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of funds.

ARTICLE 3
MISCELLANEOUS

Section 3.1. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each Party and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Parties and Escrow Agent and shall require the prior written consent of the other Parties and Escrow Agent (such consent not to be unreasonably withheld).

Section 3.2. Escheat. Each Party is aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to any of the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amount escheat by operation of law.

Section 3.3. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

If to the Issuer:

Fig Publishing Inc.

Maxwell R. Rich

Deputy General Counsel & Secretary

149 5th Ave, Suite 2E, NYC NY 10010

(212) 401-6930

legal@fig.co

If to Escrow Agent:

If to Escrow Agent:

BankProv

5 Market Street

Amesbury, MA 01913

Attn: Partnerships

Section 3.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party and Escrow Agent hereby consents to the exclusive personal jurisdiction of the courts located in the State of New York in the event of a dispute arising out of or under this Agreement. Each Party and Escrow Agent hereby irrevocably waives any objection to the laying of the venue of any suit, action or proceeding and irrevocably submits to the exclusive jurisdiction of such court in such suit, action or proceeding.

Section 3.5. Entire Agreement. This Agreement and the Exhibits attached hereto (as updated from time to time in accordance herewith) set forth the entire agreement and understanding of the parties related to the Escrow Amount.

Section 3.6. Amendment. This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by each of the Parties and the Escrow Agent.

Section 3.7. Waivers. The failure of any party to this Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

Section 3.8. Headings. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 3.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 3.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ESCROW AGENT EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT.

Section 3.11 Form of Signature. The Parties and the Escrow Agent agree to accept an electronic signature, facsimile or email PDF transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement.

Section 3.12 Termination. This Agreement will terminate with respect to the Offering upon the later of the conclusion of the Escrow Period.

Section 3.13 Anti-Terrorism/Anti-Money Laundering Laws.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT - To help the United States government fight the funding of terrorism or money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens a new account, therefore Escrow Agent will collect necessary information from the Issuer to verify its identity and the identity of its control persons.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Issuer		Escrow Agent

By:		By:
Name:	Chuck Pettid	Name:	Carrie Kelly (Ckelly@bankprov.com)
Title:	PresidentBy:	Title:	SVP Virtual Banking